SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

between

NORTHERN LIGHTS FUND TRUST III

and

NEWFOUND RESEARCH, LLC

THIS SECOND AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (“Second Amendment”) is made and entered into as of February 21, 2019, between Northern Lights Fund Trust III, a Delaware statutory trust, and Newfound Research, LLC, a Delaware limited liability company (the “Adviser”) located at 425 Boylston Street, 3rd Floor, Boston, MA 02116.

RECITALS:

       WHEREAS, the parties previously entered into an Investment Advisory Agreement between Northern Lights Fund Trust III and the Adviser, dated as of May 28, 2015;

WHEREAS, the Adviser has subsequently agreed to lower the annual advisory fee as a percentage of net assets of the Newfound Risk Managed U.S. Sectors Fund;

NOW, THEREFORE, the parties hereto agree as follows:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Newfound Risk Managed U.S. Sectors Fund	0.79%

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

Newfound Research, LLC

By: /s/ Tom Rosedale

Name: Tom Rosedale

Title: CEO